Filed Pursuant to Rule 433
Issuer Free Writing Prospectus
Registration File Nos: 333-251902 and 333-251902-01

Alexandria Real Estate Equities, Inc.

Fully and unconditionally guaranteed by Alexandria Real Estate Equities, L.P.

This pricing term sheet supplements Alexandria Real Estate Equities, Inc.’s preliminary prospectus supplement, dated February 3, 2021 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, relating to this offering, and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.  In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement.

Final Terms and Conditions Applicable to

$900,000,000 2.000% Senior Notes due 2032

Issuer:	Alexandria Real Estate Equities, Inc.

Security Description:	2.000% Senior Notes due 2032

Guarantee/Guarantor:	Fully and unconditionally guaranteed by Alexandria Real Estate Equities, L.P.

Expected Ratings:*	Moody’s: Baa1 / S&P: BBB+

Size:	$900,000,000

Maturity Date:	May 18, 2032

Price to Public:	99.691%

Interest Rate:	2.000% per annum

Yield to Maturity:	2.031%

Spread to Benchmark Treasury:	T+90 basis points

Benchmark Treasury:	0.875% due November 15, 2030

Benchmark Treasury Price and Yield:	97-20+ / 1.131%

Interest Payment Dates:	Each May 18 and November 18, beginning on May 18, 2021

Optional Redemption:

The redemption price for notes that are redeemed before February 18, 2032 (three months prior to the stated maturity date of the notes) will be equal to the sum of (i) 100% of the principal amount of the notes being redeemed, (ii) accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption, and (iii) a make-whole amount of T+15 bps.

The redemption price for notes that are redeemed on or after February 18, 2032 will be equal to the sum of 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon.

Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Evercore Group L.L.C.

Mizuho Securities USA LLC RBC Capital Markets, LLC Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc. Barclays Capital Inc. BBVA Securities Inc.

Co-Managers:	BNP Paribas Securities Corp. Capital One Securities, Inc. Fifth Third Securities, Inc. PNC Capital Markets LLC Regions Securities LLC TD Securities (USA) LLC Truist Securities, Inc.

CUSIP / ISIN:	015271 AW9 / US015271AW93

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	February 3, 2021

Settlement Date:	February 18, 2021 (T+10)**

*                                         Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**                                  The Issuer expects that delivery of the notes will be made to investors on or about February 18, 2021, which will be the tenth business day following the date of the prospectus supplement (such settlement being referred to as “T+10”).  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next seven succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by contacting: Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, fax: 212-902-9316 or e-mail: prospectus-ny@ny.email.gs.com; BofA Securities, Inc., telephone: 1-800-294-1322; Citigroup Global Markets Inc. at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-800-831-9146 or e-mail: prospectus@citi.com; or J.P. Morgan Securities LLC, telephone (collect): 212-834-4533.

Final Terms and Conditions Applicable to

$850,000,000 3.000% Senior Notes due 2051

Issuer:	Alexandria Real Estate Equities, Inc.

Security Description:	3.000% Senior Notes due 2051

Guarantee/Guarantor:	Fully and unconditionally guaranteed by Alexandria Real Estate Equities, L.P.

Expected Ratings:*	Moody’s: Baa1 / S&P: BBB+

Size:	$850,000,000

Maturity Date:	May 18, 2051

Price to Public:	99.588%

Interest Rate:	3.000% per annum

Yield to Maturity:	3.021%

Spread to Benchmark Treasury:	T+110 basis points

Benchmark Treasury:	1.375% due August 15, 2050

Benchmark Treasury Price and Yield:	87-23+ / 1.921%

Interest Payment Dates:	Each May 18 and November 18, beginning on May 18, 2021

Optional Redemption:

The redemption price for notes that are redeemed before November 18, 2050 (six months prior to the stated maturity date of the notes) will be equal to the sum of (i) 100% of the principal amount of the notes being redeemed, (ii) accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption, and (iii) a make-whole amount of T+20 bps.

The redemption price for notes that are redeemed on or after November 18, 2050 will be equal to the sum of 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon.

Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Evercore Group L.L.C.

Mizuho Securities USA LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

Barclays Capital Inc.

BBVA Securities Inc.

Co-Managers:	BNP Paribas Securities Corp. Capital One Securities, Inc. Fifth Third Securities, Inc. PNC Capital Markets LLC Regions Securities LLC TD Securities (USA) LLC Truist Securities, Inc.

CUSIP / ISIN:	015271 AX7 / US015271AX76

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	February 3, 2021

Settlement Date:	February 18, 2021 (T+10)**

*                                         Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**                                  The Issuer expects that delivery of the notes will be made to investors on or about February 18, 2021, which will be the tenth business day following the date of the prospectus supplement (such settlement being referred to as “T+10”).  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next seven succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by contacting: Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, fax: 212-902-9316 or e-mail: prospectus-ny@ny.email.gs.com; BofA Securities, Inc., telephone: 1-800-294-1322; Citigroup Global Markets Inc. at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-800-831-9146 or e-mail: prospectus@citi.com; or J.P. Morgan Securities LLC, telephone (collect): 212-834-4533.